AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
JMG EXPLORATION, INC.

First: The name of the corporation is

JMG EXPLORATION, INC.

Second: The corporation may engage in any lawful activity.

Third: The corporation is authorized to issue two classes of capital stock to be designated respectively "common" and "preferred". The total amount of capital stock the corporation is authorized to issue is 35,000,000, with a $0.001 par value. The capital stock herein authorized may be issued from time to time in one or more series, the class, the number of shares, the designation and the rights, preferences, privileges and restrictions, within any limits and restrictions herein stated, shall be fixed and determined, for any wholly unissued series of capital stock authorized herein, by the Board of Directors. The Board of Directors within the limits and restrictions stated herein and in any resolution or resolutions of the Board originally fixing the class, the number of shares constituting any class and/or series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such class and/or series subsequent to the issue of shares of that class and/or series. In case the number of shares of any class and/or series shall be so decreased, the shares constituting the decrease shall resume the status they had prior to the adoption of the resolution originally fixing the number of shares of that series. The corporation’s previous capital stock designations are hereby ratified:

(i) 25,000,000 shares of Common Stock, par value $.001 per share; and

(ii) 10,000,000 shares of Preferred Stock, par value $.001 per share.

Fourth: The capital stock of this corporation, after the amount of the subscription price has been paid in cash or in kind, shall be and remain non-assessable and shall not be subject to assessment to pay debts of the corporation.

Fifth: Unless specifically provided for in a certificate of designation by the Board of Directors, no holder of any shares of the corporation shall have any preemptive right to purchase, subscribe for, or otherwise acquire any shares of the corporation of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares, or warrants or other instruments evidencing rights or options to subscribe for, purchase, or otherwise acquire such shares.

Sixth: The members of the governing board of the corporation shall be known as directors. The board of directors shall be a variable number consisting of at least one (1) member but no more than five (5) members. The exact number of directors shall be established by a bylaw or amendment thereto adopted by the board of directors or the stockholders. There shall initially be five (5) directors.

Seventh: No director or officer shall be personally liable to this corporation or any stockholder for damages for breach of fiduciary duty as a director or officer, except that this Article Seventh shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law or (ii) the payment of dividends in violations of NRS section 78.300. If the Private Corporations law of Nevada is hereafter amended or interpreted to eliminate or limit further the personal liability of directors or officers, then the liability of all directors and officers shall be eliminated or limited to the full extent then so permitted. Neither the amendment nor repeal of this Article Eighth, nor the adoption of any provision of these Articles of Incorporation inconsistent with the Article Eighth, shall eliminate or reduce the effect of Article Eighth in respect of any act or omission that occurred prior to such amendment, repeal, or adoption of an inconsistent provision.

Eighth: This corporation is authorized to provide indemnification for its directors, officers, employees, and agents, and to the extent serving at the request of this corporation, for the directors, officers, employees and agents of any corporation, partnership, joint venture, trust or other enterprise, in each case to the fullest extent permitted by applicable law as then in effect, through bylaw provisions or through agreements, or both.

All expenses incurred by officers or directors in defending a civil or criminal action, suit, or proceeding, must be paid by the corporation as they are incurred in advance of a final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of a director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction, that he or she did not act in good faith, and in the manner he or she reasonably believed to be or not opposed to the best interests of the corporation.